Exhibit 99.1
Protalix BioTherapeutics to Present at the Bio-Manguinhos International Symposium on Immunobiologicals in Brazil and the 2011 ILSI-Biomed Conference in Israel
CARMIEL, Israel, April 27, 2011 /PR Newswire/Protalix BioTherapeutics, Inc. (NYSE-AMEX:PLX, TASE:PLX), announced today that Dr. David Aviezer, the Company’s Chief Executive Officer, will present at two conferences during May 2011: the Bio-Manguinhos International Symposium on Immunobiologicals in Brazil and the ILSI-Biomed 2011 Conference in Israel.
Details regarding the conferences are as follows:
Bio-Manguinhos International Symposium on Immunobiologicals
Oral presentation during the session titled, “Technological Platform for Biopharmaceutical Production,” Wednesday, May 4, 2011 between 3:40PM — 4:20PM BRT
Hotel Windsor Barra da Tijuca, Rio de Janeiro, Brazil
ILSI-Biomed 2011 Conference
Corporate presentation, Monday, May 23, 2011 between 12:10PM — 2:10PM IDT
David InterContinental Hotel, Tel-Aviv, Israel
Bio-Manguinhos is the technical-scientific unit of the Oswaldo Cruz Foundation (Fiocruz), a central agency of the Ministry of Health of Brazil. Fiocruz produces and develops immunobiological items to respond to public health demands. The International Symposium is structured to cover four thematic areas: vaccines, biotherapeutics, kits for laboratory diagnosis and regulation.
The ILSI-Biomed 2011 Conference brings together industry leaders to discuss key topics in the life sciences field, with an emphasis on high-tech innovations within Israel. Over 6,000 attendees from around the world, in the fields of industry, medicine and finance are expected to attend.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx™. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner in an environment free of mammalian components and viruses. Protalix’s lead compound, taliglucerase alfa, an enzyme replacement therapy for the treatment of Gaucher disease, completed Phase III development. To date, marketing applications have been submitted for taliglucerase alfa in the United States, European Union, Brazil and Israel. Protalix’s development pipeline also includes: PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; an orally-delivered glucocerebrosidase enzyme that is naturally encased in carrot cells, also for the treatment of Gaucher disease; and pr-antiTNF, a similar plant cell version of etanercept (Enbrel™) for the treatment of rheumatoid arthritis.
Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others, risks relating to: the successful preclinical development of our product candidates; the completion of our clinical trials; the review process of the U.S. Food and Drug Administration, or FDA, the European Medicines Agency, or EMEA, other foreign regulatory bodies and other governmental regulatory bodies; delays in the FDA’s, the EMEA’s or other health regulatory authorities’ approval of any applications we file or refusals to approve such filings; the risk that the FDA may find that the information we provide in a resubmission of the NDA for taliglucerase alfa in response to our receipt of a complete response letter from the FDA in February 2011 is insufficient for regulatory approval; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Failure to obtain approval from the FDA, EMEA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operations by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Investor Contact
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com